    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2001
                                                 REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     SECURITY ASSOCIATES INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                             87-0467198
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                           Identification No.)

                  2101 SOUTH ARLINGTON HEIGHTS ROAD, SUITE 150,
                     ARLINGTON HEIGHTS, ILLINOIS 60005-4142
                                 (847) 956-8650
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                RAYMOND A. GROSS
                                    PRESIDENT
                     SECURITY ASSOCIATES INTERNATIONAL, INC.
                  2101 SOUTH ARLINGTON HEIGHTS ROAD, SUITE 150
                     ARLINGTON HEIGHTS, ILLINOIS 60005-4142
                                 (847) 956-8650
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:
                                JAMES N. JENNINGS
                     SECURITY ASSOCIATES INTERNATIONAL, INC.
                  2101 SOUTH ARLINGTON HEIGHTS ROAD, SUITE 150
                     ARLINGTON HEIGHTS, ILLINOIS 60005-4142
                                  (847)956-8650

                              JEFFREY A. SCHUMACHER
                             SACHNOFF & WEAVER, LTD.
                         30 S. WACKER DRIVE, 29TH FLOOR
                          CHICAGO, ILLINOIS 60606-7484
                                 (312) 207-6414

         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                               PROPOSED         PROPOSED
                                                MAXIMUM          MAXIMUM
  TITLE OF EACH                                OFFERING         AGGREGATE        AMOUNT OF
CLASS OF SECURITIES          AMOUNT TO BE      PRICE PER        OFFERING       REGISTRATION
 TO BE REGISTERED             REGISTERED       SHARE(1)         PRICE(1)            FEE
-------------------        ----------------    --------         --------       -------------
Common Stock, $0.001
  par value                8,079,663 shares      $1.90         $15,351,360         $3,838

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the on the average of the high and low sales prices reported on AMEX on November 20, 2001.

         PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT RELATES TO THE SECURITIES REGISTERED HEREBY AND ALSO RELATES TO 3,768,600 SHARES OF THE REGISTRANT'S COMMON STOCK (INCLUDING SHARES REGISTERED FOR RESALE BY CERTAIN SELLING STOCKHOLDERS) ON FORM S-3 (FILE NO. 333- 59752) ORIGINALLY FILED ON APRIL 27, 2001 PURSUANT TO WHICH A FILING FEE OF $2,073.00 WAS PREVIOUSLY PAID.

         THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2001.

                                11,848,263 SHARES

                                       OF


                     SECURITY ASSOCIATES INTERNATIONAL, INC.

                         COMMON STOCK, $0.001 PAR VALUE

         The selling stockholders identified in this prospectus may sell up to 11,848,263 shares of our common stock. If the selling stockholders elect to sell their shares, they may do so from time to time privately at prices individually negotiated with the purchasers, publicly in transactions on the American Stock Exchange or as otherwise discussed in "Plan of Distribution and Offering Price." We will not receive any proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."

         The selling stockholders may pledge common stock to Bear Stearns Securities Corp. ("Bear Stearns") or to another broker or other lender as collateral for margin or other loans. In the event of a default by a selling stockholder, Bear Stearns or such other broker or lender may offer and sell the pledged shares. Additionally, the common stock may be sold from time to time by pledgees, donees, transferees or other successors in interest of any selling stockholder, including but not limited to Bear Stearns or another broker or lender.

         Our common stock is traded on the American Stock Exchange under the symbol "SAI." On November 20, 2001, the last reported sale price of the common stock was $1.90.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING OFFERED THROUGH THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  This prospectus is dated _____________, 2001

[Red Herring Language: THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.]

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
SECURITY ASSOCIATES INTERNATIONAL, INC.................................    3
RECENT DEVELOPMENTS....................................................    4
RISK FACTORS...........................................................    4
USE OF PROCEEDS........................................................    7
SELLING STOCKHOLDERS...................................................    8
PLAN OF DISTRIBUTION AND OFFERING PRICE.................................  10
VALIDITY OF STOCK.......................................................  11
EXPERTS.................................................................  11
AVAILABLE INFORMATION...................................................  11
INFORMATION INCORPORATED BY REFERENCE...................................  12

                     SECURITY ASSOCIATES INTERNATIONAL, INC.

         We provide security and fire alarm monitoring services for both residences and businesses. In this capacity we act as subcontractor for independent alarm dealers who have contracted to provide alarm monitoring services to their subscribers. Independent alarm dealers are primarily owner-operated companies with less than 10,000 subscribers. Our ability to attract new monitoring business is enhanced and supported by a network of over 2,500 independent alarm dealers, to whom we also provide industry-related education in the areas of technology, finance, management and marketing, as well as other value-added programs for our dealers.

         We were incorporated in 1990 as an Illinois corporation and, through a merger in 1992, we became a Delaware corporation. We conduct our operations directly through central monitoring stations (which are the locations where the actual monitoring of the subscriber's alarms is conducted) that we own and through central stations owned by wholly owned operating subsidiaries.

         Starting in 1997, we embarked on a program of expansion designed to allow us to provide services to independent alarm dealers located throughout the United States. Between 1997 and 2000 we acquired eleven central monitoring stations and through consolidation we now operate six central monitoring stations.

         We plan to merge our wholly owned subsidiaries into our company in an effort to reduce costs and simplify our corporate structure. We may also consolidate some of our central monitoring stations where we believe we can realize operating economies while maintaining our relationships with independent alarm dealers through our Dealer Support Centers.

         Prior to June 30, 1999, we also provided monitoring services directly to residences and businesses. On June 30, 1999, we sold our portfolio of approximately 27,000 owned (retail) subscriber accounts to Security Alarm Financing Enterprises, Inc. (SAFE).

         Our revenues consist of recurring monthly revenue payments under written contracts with independent alarm dealers to provide monitoring services to their subscribers. Total revenues increased from $3.8 million for the fiscal year ended December 31, 1996 to $22.2 million for the fiscal year ended December 31, 2000. Our loss per share of common stock for the fiscal year ended December 31, 2000 was $0.77 per share and our loss per share during the nine-month period ended September 30, 2001 was $1.11 per share. As a result of the sale of our subscriber account portfolio on June 30, 1999 and our subsequent focus on the wholesale monitoring business, our results for the current fiscal year are not completely comparable to our results for all prior periods.

         As of November 20, 2001, we provide monitoring services for approximately 357,000 residences and businesses. These locations are monitored under contracts with over 2,500 alarm dealers for subscriber accounts owned by them. We believe that these dealers own in excess of 600,000 subscriber accounts, some of which are presently monitored at central stations owned by our competitors.

         From January 1, 1996 through November 20, 2001, the number of subscriber accounts we monitored increased from approximately 51,471 to approximately 357,000. We estimate that our central monitoring stations are currently capable of monitoring at least 750,000 subscriber accounts. We expect to have the capacity to be able to monitor 1 million subscriber accounts from our current stations by the end of 2001, without any major new investment.

         In the future, we believe that we can develop new business opportunities based on our network of over 2,500 independent alarm dealers representing over 15,000 trained installation and service personnel, all of whom are experts in low-voltage technology. We have also created through our dealers a network of approximately 357,000 customers electronically connected to our secure, redundant, UL-listed central monitoring stations. We believe that these networks uniquely position us to become a key participant in the delivery of in-home services as technologies converge.

         Some examples of these new business opportunities are dealers reselling: Internet, email and digital signal line services; gas, electric and long distance services; whole house and appliance warranties; cellular phone, pager, and wireless Internet equipment and services. We believe each additional service a dealer provides to an end-user enhances its standing as a preferred provider.

                               RECENT DEVELOPMENTS

         In August 2001, Ronald I. Davis resigned as Chairman of our Board of Directors. Mr. Davis will continue to be employed by SAI as Chairman Emeritus and as a director. Thomas J. Salvatore was subsequently appointed Chairman of the Board.

         In August 2001, our company appointed Raymond A. Gross, formerly President and CEO of Alert Centre, Inc. and Senior Vice President of ADT to be our Chief Executive Officer and, in September 2001, Mr. Gross joined our Board of Directors. Also in August 2001, Paul Lucking joined SAI as our Chief Operating Officer. Mr. Lucking's business career spans more than 30 years and includes executive positions with Federal Express, CitiBank (now CitiGroup) and, most recently, ADT Security Services. As ADT's Vice President and Chief Technology Officer, Mr. Lucking was responsible for ADT's information technology, as well as operating centers serving more than 2 million customers nationwide. In addition, in September 2001, Stephen J. Ruzika, former President of ADT, joined the Company's Board of Directors as its Vice Chairman.

         These newly hired individuals were charged with the responsibility for developing and executing a business strategy designed to significantly improve our overall financial condition, strategic direction and growth objectives. In order to directly incentivize these individuals, we have agreed to pay them, in addition to their base compensation, 100% of the improvement in annualized EBITDA as measured for the quarter ended June 30, 2002 versus the quarter ended June 30, 2001 with a "true-up" at December 31, 2002.

         On October 3, 2001, SAI issued to EGI-Fund (01) Investors, L.L.C., a private investment firm headed by Sam Zell, 20,000 shares of Series B Preferred Stock (convertible into 2.0 million shares of common stock) in exchange for $5.0 million in cash and a four year warrant to purchase 2.5 million shares of common stock at $2.50 per share in exchange for $1,000. In connection with this transaction, Mark Radzik of EGI joined our board of directors. Mr. Radzik joined EGI in 1998 and previously was a vice president of the Merchant Banking Group of Banque Paribas in Chicago, Illinois.

         During the third quarter of 2001, management commenced a strategic review of SAI's business operations and its corporate organizational structure with a view to developing a business strategy that would place SAI in a stronger position to deal with the changing business environment and challenges facing SAI's core operation. The objectives of the review are to set out a plan to realign the entire structure of the business operations in order to create a more profitable, efficient organization and significantly improved marketing, selling, and servicing capabilities supported by upgraded management information systems. It is anticipated that this review will be completed during the fourth quarter of 2001 with implementation of the plan to follow shortly thereafter. This review could result in material charges for restructuring of the business and management's evaluation of the realizability of recorded amounts of goodwill and other long lived assets. Management believes that based upon its preliminary findings, SAI should be able to provide positive cash from operations no later than the third quarter of 2002.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE DO NOT CURRENTLY BELIEVE ARE IMPORTANT TO AN INVESTOR MAY ALSO HARM OUR BUSINESS OPERATIONS. IF ANY OF THE EVENTS, CONTINGENCIES, CIRCUMSTANCES OR CONDITIONS DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. IF THAT OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

         WE HAVE A HISTORY OF NET LOSSES, AND WE EXPECT TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

         We sustained net losses from continuing operations of $4.0 million for the year ended December 31, 1997, $6.8 million for the year ended December 31, 1998, $4.0 million for the year ended December 31, 1999, $5.8 million for the year ended December 31, 2000 and $8.9 million for the nine months ended September 30, 2001. These losses reflect, among other factors, the substantial non-cash charges for amortization of purchased subscriber accounts and goodwill associated with acquired central monitoring station businesses and the interest on our indebtedness. As a result of these non-cash charges, we expect to incur additional losses during the next several years. We cannot assure you that we will achieve or sustain profitability.

         WE HAVE A SUBSTANTIAL AMOUNT OF CONSOLIDATED DEBT, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS.

         We have approximately $26.1 million of consolidated indebtedness and stockholders' equity of approximately $6.2 million at September 30, 2001. In addition, we may incur additional indebtedness in the future in implementing our business strategy. If we incur additional debt, the risks could intensify. This large amount of indebtedness could, for example:

         - limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate activities;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

         - detract from our ability to successfully withstand a downturn in our business or the economy generally; and

         - place us at a competitive disadvantage against other less leveraged competitors.

         The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations and prospects. There can be no assurance that additional funding can be secured on acceptable terms, if at all.

         WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR OBLIGATIONS.

         We have commenced a strategic review of SAI's business operations and its corporate organizational structure with a view to developing a business strategy that would place SAI in a stronger position to deal with the changing business environment and challenges facing SAI's core operations; however, there is no guarantee that this strategic review will be successful. Our ability to obtain sufficient cash to make payments on our scheduled and contingent obligations as they come due will depend on future cash flow from operations and our financial performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the alarm monitoring industry and the economy at large or initiatives of our competitors. If we do not generate sufficient cash flow from operations to service our debt, we may be required to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to obtain sufficient cash to satisfy our obligations, or to refinance our indebtedness on commercially reasonable terms, would have a material adverse effect on our business, financial condition, results of operations and prospects. The debt under our credit facilities is secured by liens on substantially all of our assets. Moreover, our failure to pay obligations when due could result in the lenders seeking to foreclose on this debt, among other things.

         ACQUIRING LINES OF BUSINESS EXPOSES US TO UNCERTAINTIES.

         Making acquisitions of other businesses involves a number of uncertainties. Sellers often do not have audited historical financial information with respect to the acquired business. Therefore, in making acquisition decisions, we have generally relied on our management's knowledge of the industry, due diligence procedures and representations and warranties of the sellers. There can be no assurance that such representations and warranties are or will be true and complete or, if such representations and warranties are inaccurate, that we will be able to uncover such inaccuracies in the course of our due diligence or recover damages from the sellers in an amount sufficient to fully compensate us for any resulting losses.

         Risks associated with these acquisitions include, but are not limited to, the following:

         - the possibility of unanticipated problems not discovered prior to the acquisition;

         -   possible loss of customers or possible dealer cancellations; and

         - for acquisitions that are structured as stock purchases of other companies, the assumption of unexpected liabilities and the cost of disposing of unnecessary or undesirable assets of the acquired companies.

         BECAUSE OUR CONTRACTS WITH OUR DEALERS ARE TYPICALLY SHORT-TERM, WE ARE EXPOSED TO DEALER CANCELLATIONS.

         Our contracts to provide monitoring services for our dealers typically have a term of two years or less. The dealers for which we provide monitoring services may cancel or terminate their contracts with us for many reasons, including adverse financial and economic conditions generally, competition from other alarm monitoring companies or failure to provide satisfactory monitoring and customer service. We are also consolidating some of our operations. As a result we must successfully assimilate large numbers of subscriber accounts and develop good working relationships with new and existing dealers. During these consolidations, dealers may experience temporary disruptions in their service. A significant increase in account cancellations would have a material adverse effect on our financial performance.

         FALSE ALARM ORDINANCES MAY ADVERSELY AFFECT US.

         Many municipalities have expressed concerns about the perceived high incidence of false alarms and the cost of responding to them. This may lead to reluctance on the part of police to respond to alarm signals or slower police responses. If either of these were to occur, the demand for new alarm systems or monitoring services could decline. A number of local governments have adopted, or are considering, measures aimed at reducing the cost of responding to false alarms, which could adversely affect our performance. Such measures include:

         - subjecting alarm monitoring companies to fines or penalties for transmitting false alarms;

         - licensing individual alarm systems and the revocation of licenses following an excessive number of false alarms;

         -   imposing fines or penalties on subscribers for false alarms;

         - imposing limitations on the number of times the police will respond to alarms after an excessive number of false alarms; and

         - requiring further verification of an alarm signal before the police will respond.

         THE NATURE OF OUR BUSINESS EXPOSES US TO POTENTIAL LITIGATION.

         Providing fire and burglary alarm monitoring services may expose us to risks of liability for employee acts or omissions or system failure. Most of our alarm monitoring agreements contain provisions limiting our potential liability in an attempt to reduce this risk. However, in the event of litigation there can be no assurance that these limitations will be enforced, and the costs and results of such litigation could have an adverse effect on us. We carry insurance of various types, including general liability and errors and omissions insurance. Our loss experience specifically, and the loss experience of other security service companies generally, may affect the availability and cost of our insurance. Some of our insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or some other types of damages, or liability arising from gross negligence.

         OUR INDUSTRY IS HIGHLY COMPETITIVE.

         The security alarm industry is highly competitive and highly fragmented. While we do not compete directly with many of the large new entrants or participants into the industry because we do not sell and install security systems, we are nonetheless impacted by the competitive challenge these entrants present to independent alarm dealers. Our monitoring services compete with those offered by an estimated 1,800 to 2,300 companies. Of those companies an estimated 250 firms offer monitoring services from Underwriters Laboratories listed facilities. Most of the companies providing monitoring services are small, local operations.

         Other companies have adopted a strategy similar to ours that includes the acquisition of central monitoring station businesses. Some of these competitors have greater financial resources than we do or may be willing to offer higher prices than we are prepared to offer to acquire monitoring stations. The effect of such competition may be to reduce our rate of growth or increase the price we pay, which could have an adverse effect on our business. There can be no assurance that we will be able to find acceptable acquisitions.

         OWNERSHIP OF OUR STOCK IS HIGHLY CONCENTRATED.

         As of November 13, 2001, our largest stockholder owns approximately 54% of our issued and outstanding voting stock (however its voting rights are limited to 45% of the shares eligible to vote on any matter), as well as the right to designate two members of our board of directors. As a result, this investor currently has the ability to significantly influence the outcome of matters submitted for approval to our stockholders and directors (including the election of directors and any merger, consolidation or sale of all or substantially all of our assets) and our affairs generally. Additionally, as of November 13, 2001, our directors and management own or control approximately 15,631,096 shares of common stock on a fully diluted basis (before the sale of any shares offered under this prospectus), which may become available for sale and could result in downward pressure on our stock price.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS.

        Some of the information in this prospectus or incorporated herein by reference, may be forward-looking statements under the federal securities laws. Such statements often contain words such as "anticipates," "intends," "seeks," "believes," "estimates," "plans," and "expects." These statements discuss expectations for the future, contain projections concerning the results of our operations or our future financial condition or state other forward-looking information. Such statements are subject to a number of risks and uncertainties, including those discussed in this "Risk Factors" section and elsewhere in this prospectus. Our actual results, performance or achievements could differ substantially from the results expressed in, or implied by, those statements. We assume no responsibility for revising forward-looking statements in light of future events or circumstances.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock covered by this prospectus. All of the proceeds will be received by the selling stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth for each selling stockholder the number of shares beneficially owned by such selling stockholder as of November 13, 2001, the maximum number of shares to be offered by such selling stockholder, the number of shares beneficially owned by such selling stockholder after this offering, and the percentage of shares to be owned by such selling stockholder after the completion of the offering, assuming that all of the shares being offered for sale are actually sold by such selling stockholder. Since any selling stockholder may choose not to sell his or its shares, we are unable to state the exact number of shares that actually will be sold.


--------------------------------------------------------------------------------------------------------------------------------
                                       NUMBER OF SHARES                                                    OWNERSHIP PERCENTAGE
                                        OWNED PRIOR TO        NUMBER OF SHARES       NUMBER OF SHARES         OF SHARES AFTER
       SELLING STOCKHOLDERS                OFFERING             BEING OFFERED        AFTER OFFERING(1)           OFFERING
--------------------------------------------------------------------------------------------------------------------------------
Ronald I. Davis (2)                     1,227,695(3)             1,227,695                      0                    0%
c/o Security Associates
International, Inc.
2101 S. Arlington Heights Road
Arlington Heights, Illinois 60005
--------------------------------------------------------------------------------------------------------------------------------
Thomas J. Salvatore (4)                14,010,900(5)             4,043,600(6)           9,967,300                 38.2%
TJS Partners, L.P.
115 East Putnam Avenue
Greenwich, CT 06830
--------------------------------------------------------------------------------------------------------------------------------
TJS Partners, L.P.                     13,735,900(7)             3,768,600(8)           9,692,300                 37.1%
115 East Putnam Avenue
Greenwich, CT 06830
--------------------------------------------------------------------------------------------------------------------------------
James S. Brannen (9)                      910,500(10)              910,500                      0                    0%
902 Hawthorne Lane
Geneva, Illinois 60134
--------------------------------------------------------------------------------------------------------------------------------
Stephen Rubin (11)                        727,198(12)              727,198                      0                    0%
c/o Security Associates
International, Inc.
2101 S. Arlington Heights Road
Arlington Heights, Illinois 60005
--------------------------------------------------------------------------------------------------------------------------------
Douglas Oberlander                        154,474                   40,000                114,474          Less than 1%
10225 N. Knoxville Avenue
Peoria, Illinois 61615
--------------------------------------------------------------------------------------------------------------------------------
SecurityVillage Technologies, Ltd.        850,000(13)              250,000                      0                    0%
85 Medinat Ha'yehudium
P.O. Box 4036
Herzliya Pitauch
46140 Israel
--------------------------------------------------------------------------------------------------------------------------------
Peter Fidelman                            100,000                  100,000                      0                    0%
430 E. 86th Street
9th Floor
New York, NY 10019
--------------------------------------------------------------------------------------------------------------------------------
Pradeep Doraiswamy                         27,000                   27,000                      0                    0%
2 Old Farm Court
Montville, NJ 07045-9200
--------------------------------------------------------------------------------------------------------------------------------
Robert Gasner                              22,270                   22,270                      0                    0%
104 Greenwood Lane
Missoula, MT 59803
--------------------------------------------------------------------------------------------------------------------------------
EGI-Fund (01) Investors, L.L.C.         4,500,000(14)            4,500,000                      0                    0%
Two N. Riverside Plaza
Suite 600
Chicago, IL 60606
--------------------------------------------------------------------------------------------------------------------------------

(1) Applicable percentage of ownership as of November 13, 2001, is based upon 26,107,584 shares of common stock outstanding (including 16,945,900 shares issuable upon conversion of outstanding shares of convertible preferred stock). Does not include 525,000 shares of common stock and options to purchase approximately 4,350,000 shares of common stock all of which are subject to stockholder approval. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and unless otherwise noted includes voting and investment power with respect to the shares shown as beneficially owned.

(2) Mr. Davis is currently Chairman Emeritus of SAI. Mr. Davis served as the Chairman of the Board of SAI from October 1990 until August 2001.

(3) Includes 912,695 shares owned by Mr. Davis. Also includes 315,000 shares that may be acquired upon exercise of options. Excludes 5,337 shares owned by Beverly Davis, Mr. Davis' wife, 7,700 shares owned by Scott Davis, Mr. Davis' son, 7,500 shares owned by Deborah Davis, Scott's wife, 12,500 shares owned by Ethan Davis, Mr. Davis' grandson, 12,500 shares owned by Benjamin Davis, Mr. Davis' grandson, 5,000 shares owned by Emma Davis, Mr. Davis' granddaughter, and 21,801 shares owned by Ann Davis, Mr. Davis' sister, as to which Mr. Davis disclaims beneficial ownership. Does not include options to purchase 300,000 shares of common stock at $2.50 per share which are subject to stockholder approval.

(4) Mr. Salvatore is currently the Chairman of the Board of SAI. He has served as a director of SAI since December 1996.

(5) Includes 13,735,900 shares of common stock which are issuable upon conversion of 137,359 shares of convertible preferred stock held by TJS Partners, L.P. ("TJS"). Mr. Salvatore controls voting and disposition of these shares as the Managing Partner of TJS. Also includes 275,000 shares of common stock owned by Mr. Salvatore personally. Does not include 525,000 shares of common stock and options to purchase 600,000 shares of common stock at $2.50 per share, both of which are subject to stockholder approval.

(6) Includes 3,768,600 shares of common stock which are issuable upon conversion of 37,686 shares of convertible preferred stock held by TJS. Also includes 275,000 shares held personally by Mr. Salvatore. Does not include 525,000 shares of common stock and options to purchase 600,000 shares of common stock at $2.50 per share, both of which are subject to stockholder approval.

(7) Consists of 13,735,900 shares of common stock that are issuable upon conversion of 137,359 shares of convertible preferred stock.

(8) Consists of 3,768,600 shares of common stock that are issuable upon conversion of 37,686 shares of convertible preferred stock.

(9) Mr. Brannen served as our President from October 1990 until August 2001, as our Chief Executive Officer from 1993 until August 2001, as our Chief Financial Officer from April 2001 until August 2001, and as a director from October 1990 until August 2001. Mr. Brannen retired in August 2001.

(10) Includes 595,500 shares owned by Mr. Brannen and a family limited partnership, 315,000 shares that may be acquired upon exercise of options. Excludes 7,580 shares owned by Martha A. Brannen, Mr. Brannen's wife, 10,000 shares owned by Craig Brannen, 10,000 shares owned by Sarah B. Ozee and 10,000 shares owned by Peter Brannen, Mr. Brannen's children, as to which Mr. Brannen disclaims beneficial ownership.

(11)     Mr. Rubin has served as a Senior Vice Present of SAI since October
         1990.

(12) Includes 412,198 shares owned by Mr. Rubin, and 315,000 shares that may be acquired upon exercise of options. Excludes 13,600 shares owned by Jamie Rubin, Mr. Rubin's son, as to which Mr. Rubin disclaims beneficial ownership.

(13) Includes 600,000 shares of common stock that may be acquired upon exercise of a warrant at $3.50 per share.

(14) Includes 2,000,000 shares of common stock which are issuable upon conversion of 20,000 shares of Series B convertible preferred stock held by EGI. Also includes 2,500,000 shares of common stock issuable upon exercise of warrants which are exercisable at $2.50 per share.

                    PLAN OF DISTRIBUTION AND OFFERING PRICE

         The selling stockholders are offering for resale under this prospectus an aggregate of 11,848,263 shares of our common stock. The selling stockholders, or their pledgees, assignees and successors-in-interest may sell, from time to time, any or all of the shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         - Sales on the American Stock Exchange, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

         -   Underwritten offerings;

         - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - An exchange distribution in accordance with the rules of the applicable exchange;

         -   Privately negotiated transactions;

         -   Short sales;

         - Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         -   A combination of any such methods of sale; or

         -   Any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 as promulgated under the Securities Act of 1933, if available, rather than under this prospectus.

         A selling stockholder may, together with any agent of such selling stockholder, accept or reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus. We will not receive any proceeds from the offering of shares by the selling stockholders.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation, Regulation M, which provisions may restrict activities of the selling stockholders and limit the timing of purchases and sales of any shares of common stock by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to Bear Stearns or other brokers under the margin provisions of customer agreements or other lenders under the terms of the loan agreements. If a selling stockholder defaults on a margin loan or other loan, Bear Stearns or the other broker or lender may offer and sell, from time to time, the pledged shares.

         The selling stockholders may sell shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Market makers and block purchasers that purchase the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be sold by the selling stockholders.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, state or jurisdiction, other than the United States.

         We are paying all fees and expenses incident to the registration of the shares. The selling stockholders will pay any sales commissions or other seller's compensation applicable to these transactions. We have agreed to indemnify certain of the selling stockholders against specified losses, claims, damages and liabilities under the Securities Act of 1933.

         Our common stock is currently traded on the American Stock Exchange. The public offering price for any shares that are sold will be determined by the price indicated on such system at the time such sale occurs, or at such price as shall be determined through private negotiations between the buyers and the selling stockholders, or their agents.


                                VALIDITY OF STOCK

         The validity of the common stock offered by this prospectus will be passed upon for us by Sachnoff & Weaver, Ltd., Chicago, Illinois.

                                     EXPERTS

         The financial statements of Security Associates International, Inc. as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated in this registration statement by reference to the Annual Report on Form 10-KSB of Security Associates International, Inc. for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which includes an explanatory paragraph with respect to the uncertainty regarding Security Associates International, Inc.'s ability to continue as a going concern as discussed in Note 2 to the financial statements.


                              AVAILABLE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information may be obtained:

- At the Public Reference Room of the Securities and Exchange Commission, Room 1024 - Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549;

- At the public reference facilities at the Securities and Exchange Commission's regional offices located at 233 Broadway, 16th Floor, New York, New York 10279 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

- By writing to the Securities and Exchange Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549;

- At the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006; or

- From the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

Some locations may charge prescribed or modest fees for copies.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act covering the shares of common stock offered by this prospectus. As permitted by the Securities and Exchange Commission, this prospectus, which constitutes a part of the registration statement, does not contain all the information included in the registration statement. You may obtain such additional information from the locations described above. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the contract or other document for all the details.


                      INFORMATION INCORPORATED BY REFERENCE

         We have previously filed the following documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and they are incorporated into this prospectus by reference:

         (a) Quarterly Report on Form 10-QSB of Security Associates International, Inc. for the fiscal quarter ended September 30, 2001, filed on November 14, 2001;

         (b) Report on Form 8-K of Security Associates International, Inc., filed on October 4, 2001;

         (c) Quarterly Report on Form 10-QSB of Security Associates International, Inc. for the fiscal quarter ended June 30, 2001, filed on August 17, 2001;

         (d) Report on Form 8-K of Security Associates International, Inc., filed on August 7, 2001;

         (e) Report on Form 8-K of Security Associates International, Inc., filed on July 3, 2001;

         (f) Quarterly Report on Form 10-QSB of Security Associates International, Inc. for the fiscal quarter ended March 31, 2001, filed on May 15, 2001;

         (g) Proxy Statement of Security Associates International, Inc. for the Annual Meeting of Stockholders held on June 5, 2001, filed on April 30, 2001;

         (h) Annual Report on Form 10-KSB of Security Associates International, Inc. for the fiscal year ended December 31, 2000, filed on April 17, 2001; and

         (i) The description of our common stock contained in Security Associates International, Inc.'s Registration of Certain Classes of Securities on Form 8-A, dated October 16, 1997.

         All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering are incorporated by reference and become a part of this prospectus from their date of filing. Any statements contained in this prospectus or in a document incorporated by reference are modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         On request, we will provide anyone who receives a copy of this prospectus with a copy of any or all of the documents incorporated in this prospectus by reference. Written or telephone requests for such copies should be directed to our principal office: Security Associates International, Inc., Investor Relations Department, 2101 South Arlington Heights Road, Suite 150, Arlington Heights, Illinois 60005-4142, (847) 956-8650.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by us in connection with the sale of our common stock being registered hereby. All the amounts shown are estimated, except the Securities Exchange Commission registration fee.

         SEC registration fee..........................  $ 3,838
         Printing expenses.............................   10,000
         Legal fees and expenses.......................   15,000
         Accounting fees and expenses..................   20,000
         Miscellaneous expenses........................   10,000
                                                         -------

                  Total................................  $58,838
                                                         =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         We are a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL empowers a Delaware corporation to indemnify, subject to certain prescribed standards, any person in connection with any action, suit or proceeding brought or threatened because such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

         Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violations of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breach of fiduciary duty.

         Our certificate of incorporation, as amended, provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         Our certificate of incorporation, as amended, provides that each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, or any other applicable law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than said law permitted us to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

         We have a duty to indemnify any person seeking indemnification pursuant to our certificate of incorporation in connection with a proceeding (or part thereof) initiated by that person only if the proceeding (or part thereof) was authorized by our board of directors. We may, by action of our board of directors, provide indemnification to our employees or agents to the fullest extent of the foregoing indemnification of directors and officers.

         We may maintain insurance, at our expense, to protect us and any of our directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against expense, liability or loss under the DGCL, or any other applicable law.

Item 16.  Exhibits.

     (a) Exhibits:

         5 Opinion of Sachnoff & Weaver, Ltd. regarding the legality of the securities being registered

         23.1  Consent of Arthur Andersen LLP, independent auditors


         23.2  Consent of Sachnoff & Weaver, Ltd. (included in Exhibit 5)

         24    Powers of Attorney (included on the signature page)


ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington Heights, State of Illinois, on November 21, 2001.

                                         SECURITY ASSOCIATES INTERNATIONAL, INC.

                                             By: /s/ RAYMOND A. GROSS
                                                 -------------------------------
                                                 Raymond A. Gross
                                                 Chief Executive Officer


         The undersigned officers and directors of Security Associates International, Inc. hereby severally constitute and appoint Raymond A. Gross, our true and lawful attorney and agent, with full power to him, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Security Associates International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, to said Registration Statement and any and all amendments thereto.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                 SIGNATURE                                              TITLE                                DATE
                 ---------                                              -----                                ----

           /s/ RAYMOND A. GROSS                        Chief Executive Officer (Principal            November 21, 2001
--------------------------------------------           Executive Officer) and Director
               Raymond A. Gross


           /s/ KAREN B. DANIELS                             Principal Financial and                  November 21, 2001
--------------------------------------------                 Accounting Officer
               Karen B. Daniels


           /s/ RONALD I. DAVIS                                      Director                         November 21, 2001
--------------------------------------------
              Ronald I. Davis


           /s/ THOMAS J. SALVATORE                                  Director                         November 21, 2001
--------------------------------------------
              Thomas J. Salvatore


           /s/ DOUGLAS OBERLANDER                                   Director                         November 21, 2001
--------------------------------------------
              Douglas Oberlander

           /s/ MICHAEL B. JONES                                     Director                         November 21, 2001
--------------------------------------------
              Michael B. Jones

           /s/ STEPHEN J. RUZIKA                                    Director                         November 21, 2001
--------------------------------------------
              Stephen J. Ruzika

           /s/ MARK RADZIK                                          Director                         November 21, 2001
--------------------------------------------
              Mark Radzik

